UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 7, 2005

O.A.K. FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-22461 (Commission File Number)	38-2817345 (IRS Employer Identification no.)

2445 84th Street, S.W.
Byron Center, MI	49315
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (616) 878-1591

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]      Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[    ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[    ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[    ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 7.01    Regulation FD Disclosure

        On January 7, 2005, O.A.K. Financial Corporation mailed a letter to its shareholders in response to a December 22, 2004 letter from two of its shareholders, Willard and John Van Singel. The Van Singel letter was sent to only certain of the Corporation's shareholders, but management does not know how many of them. A copy of the Van Singel letter is attached as Exhibit 99.1 to this Form 8-K. A copy of O.A.K. Financial Corporation's letter is attached as Exhibit 99.2 to this Form 8-K.

Section 9.01    Financial Statements and Exhibits

      (c)    Exhibit

              99.1      William and John Van Singel letter dated December 22, 2004.

              99.2      O.A.K. Financial Corporation letter to shareholders dated January 6, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 7, 2005	O.A.K. FINANCIAL CORPORATION (Registrant) By /s/ Patrick K. Gill ———————————— Patrick K. Gill President and CEO

EXHIBIT INDEX

              99.1      William and John Van Singel letter dated December 22, 2004.

              99.2      O.A.K. Financial Corporation letter to shareholders dated January 6, 2005.

EXHIBIT 99.1

8799 Lindsey Lane
Byron Center, Michigan 49315

December 22, 2004

Dear

        We are writing to you as a fellow shareholder of O.A.K. Financial Corporation, and as someone who has a business philosophy that we have shared over the years.

        As you may know, members of the Van Singel family have held shares of the Corporation, or its subsidiary, Byron Center State Bank, for over 50 years. During that time, we have had the opportunity to serve the Bank in many ways, and have tried to be good stewards for our community.

        For most of that time, the Bank was managed soundly, with the interests of shareholders and the community at heart. That resulted in a safe, secure banking relationship for the Bank’s customers, as well as consistent returns on investment for its shareholders. The Bank was a true “community bank,” serving members of its community as customers, employees, stakeholders and shareholders. And with that community focus, the Bank grew and prospered. It was recognized in Michigan and nationally as a high-performance bank, often ranking in the top 10% of its peer group.

        In recent years, the Bank has moved away from community banking, and toward a model better suited for large, more broadly-based financial institutions. We are concerned about this shift, and what it means for the future of the Bank, and our interest in it. Our concerns – born in the wake of severe loan losses in 2001 and 2002 – have grown as management becomes increasingly “top-down” and “top-heavy”. It seems also to pursue short-term interests over long-term growth and return on investment for shareholders. In the past several years, we have seen profits and dividends decrease as a result of that strategy. Today, the uniform bank performance report dated June 30, 2004, ranks the Bank’s performance in the bottom 10% of its peer group.

        We would like to share some observations that support our view.

        Over the past several years, the Bank’s net income per share has declined from $2.96 per share in 2001 to $1.86 per share in 2002, with a slight upward bounce to $2.04 in 2003. It is tempting to view that bounce as the start of an improving trend, but it actually covers a troubling flaw in the Bank’s operations. The slight improvement in net income from 2002 to 2003 is due primarily to a decrease in loan loss charges from one year to the next. It has nothing to do with core operations, and only reflects the Federal Reserve’s mandated improvement in the historic loan portfolio.

        In fact, to understand how core operations are performing, it is important to focus on factors like the Bank’s net interest income, its dividend performance, and its financial ratios.

        As management noted in its 2003 Annual Report, “net interest income is the principal source of income” for the Bank. It represents the core function of managing interest income (e.g., from loans) and interest expense (e.g., on deposits and borrowed funds). As you know, net interest income is directly affected by the size and quality of the loan portfolio, and the amount and cost of deposits and borrowed funds – basic blocking and tackling. But while management is properly weeding out the historic loan portfolio, it is not growing the loan portfolio or customer deposits as it should, and as a result net interest income suffers. This is apparent from the Bank’s 2003 performance, in which net interest income declined $2,200,000 relative to 2002, a drop of more than 11%. Core performance is weak.

        A review of the recent dividend history demonstrates this, too. In 2001, the Company declared dividends totaling $0.96 per share. In 2002, that dropped to $0.72 per share, and dropped all the way to $0.54 per share in 2003. The Corporation recently announced its intent to establish a quarterly dividend, and set the annual rate at $0.60 per share. This decrease in dividends underscores the anemic performance of the Bank.

        The Bank’s financial ratios also bear this out. Return on Equity (ROE) and Return on Assets (ROA) are significantly depressed from the levels they were at as recently as 2000 and 2001. ROE in 2003 was 7.75% compared to 9.37% in 2000 and 12.64% in 2001. ROA in 2003 was 0.80% compared to 0.96% in 2000 and 1.25% in 2001. These fundamental measures of core performance reflect management’s lack of proper focus.

        Equally troubling is the Bank’s efficiency ratio. As you know, the efficiency ratio is a measure of how high operating expenses are compared to core net income. The higher the ratio, the more inefficient the operations. The Bank’s efficiency ratio has steadily climbed in the past several years, from 59% in 2000 to a startling 71.7% in 2003. Almost 72 cents of every dollar earned goes to overhead, a very high ratio compared to other banks. Based on our review of the Bank’s financials, it seems clear to us that this resulted from a large jump in administrative expense, namely salary expense. In 2003 alone, salary expense increased $700,000 over 2002 numbers, which themselves were 18% higher than 2001. All of this while the number of employees (FTEs) has actually decreased. Management boasts about adding “key management positions” and about its “team of highly capable financial professionals,” but we wonder whether that team is properly focused on the mission – and the market – of a community bank.

        Which brings us back to the fundamental concern. Management seems to be directing the Bank away from community banking, and into markets where it cannot effectively compete. A careful read of the Corporation’s public filings tell of this, in which management speaks of the Bank’s competitors as including Fifth Third Bank, Bank One, National City Bank, and Huntington Bank. Surely, those institutions are competitors of the Bank, but there is a telling absence of anything in those reports (and in management’s performance) about the Bank’s advantage in community banking, and the intent to stay focused on that advantage in order to beat the competition in its core competency. Instead, management’s direction seems aimed at trying to compete with these large institutions on their own turf, rather than the Bank’s historical turf. If that is the case – and we believe it is – then we would rather invest our money elsewhere, rather than keeping it with a bank that will likely lose a battle fought on those terms.

2

        The Bank is being run with a focus on accounting rather than banking, with little regard for its constituent community and the long term interests of its shareholders. Management seems fixated on the expense side of operations, while its revenue engines sputter. And while the share price has increased marginally in recent months, that only conceals the fact that the Bank has lost its bearings as a community bank, and is drifting into a market segment in which it cannot effectively compete. This shift, and the attendant financial struggles that we foresee, call into question the Bank’s long-term viability as an independent financial institution. In fact, we believe the marginal bump in share price may reflect speculation about a future sale of the Bank.

        As you know, we made an effort in 2003 to change the Bank’s course by nominating community-minded shareholders to the Corporation’s board of directors. It was our belief then, as it is now, that shareholder and community representation on the board would benefit the Bank and help steer management away from its current path. However, those efforts met with strong resistance by the incumbent board, and we were not able to accomplish our goal. In the time since, we have decided not to raise that challenge again. As it stands, we believe that the only practical way to preserve the value of our investment is to pressure existing management to make significant, fundamental changes, or to sell the Bank while its franchise and strategic location still have value.

        We would like you to consider what we have shared with you here, and let us know if it rings true for you. Ask yourself if this is the same bank you used to own, and whether you want to continue owning it. If you share our concerns, we would like to talk further about what can be done to move the Corporation’s management in a direction that is in the best interest of all shareholders.

        Please give this careful consideration. We will contact you in the near future to discuss it further. Meantime, please feel free to contact Willard at 616-878-0808, or John at 616-531-8609, with any questions or concerns you may have.

/s / Willard J. Van Singel

/s/ John A. Van Singel

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EXHIBIT 99.2

OAK FINANCIAL CORPORATION
Banking Insurance Investments

January 6, 2005

To Our Shareholders:

Recently, Willard and John Van Singel sent a letter to selected, but not all, OAK Financial Corporation shareholders. In that letter, they expressed their negative opinions regarding the operating performance and strategic direction of Byron Center State Bank.

As shareholders and former employees, the Van Singels are entitled to express their perspective about our company. They are not, however, entitled to preferential treatment or special consideration not available to other shareholders. In addition, I believe that the interests of all shareholders are best served by full and open, not targeted, communication. That is the reason for sending this letter to you and all other shareholders.

Simply stated, the Board of Directors and management disagree totally with the conclusions reached by the Van Singels. For them to question our Bank’s “long term viability” is absolutely preposterous.

In addition, I remind you that the performance challenges cited in their letter are directly traceable to John Van Singel’s tenure as president and chief executive officer of our Bank. At the time of his separation from the company, our Bank had serious financial and regulatory issues. As a result, our Bank was forced to sign a formal agreement with federal and state regulatory authorities to resolve its deficiencies. That is a matter of public record. Correcting those deficiencies has required substantial time, energy and resources. Through the dedicated efforts of the current Board and management, the deficiencies were resolved, the regulatory agreement was terminated and our Bank is recognized as safe and secure.

In contrast to the opinion of the Van Singels, Byron Center State Bank and its subsidiaries are now well positioned for growth and prosperity. The actions we have taken are producing solid, positive results. In addition, we have the advantage of being one of the few truly independent banks in our vibrant markets. Your Board and management are fully committed to capitalizing upon our many opportunities.

I look forward to sharing detailed 2004 performance information with you in the near future and urge you to carefully evaluate that information when you receive it. I also encourage you to contact me with any comments or questions. My direct number is (616) 662-3113 and my e-mail address is pgill@bcsbank.com.

Thank you again for your ownership of OAK Financial Corporation.

Sincerely,

Patrick K. Gill,
President and CEO

2445 — 84th Street SW • P.O. Box 245 • Byron Center, Michigan 49315-0245 •Phone (616) 878-1591 • Fax (616) 878-4407